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        VALUEVISION AND NBC TO REBRAND HOME SHOPPING CHANNEL AND WEB SITE

       The ValueVision Network and Companion Internet Site to be Rebranded
                              With NBC-Branded Name

       Network's Short Term Plan to Aggressively Pursue Additional Vendor
                                 Air-Time Sales

MINNEAPOLIS - NOVEMBER 21, 2000 -VALUEVISION INTERNATIONAL, INC. (NASDAQ: VVTV), a leading national home shopping network, today announced that it has entered into a licensing agreement with NBC to rebrand the ValueVision Network and its companion Internet site (www.vvtv.com) with an NBC-branded name.

Under the terms of the agreement, NBC will grant ValueVision worldwide use of an NBC-branded name and the Peacock image for 10 years. The new name will be unveiled as part of a wide-ranging marketing campaign that will launch in spring 2001.

As part of the rebranding agreement, NBC and ValueVision have agreed to explore further joint opportunities, including promotional related services and merchandising opportunities, as well as promotional coordination and planning between NBC and the rebranded network.

Leveraging NBC resources and the new name of the rebranded ValueVision Network, short-term plans for the network include an aggressive vendor air-time programming sales effort from ValueVision's Senior Vice President of Sales Roy Seinfeld and his sales force. Mr. Seinfeld is a seasoned network sales executive who recently joined ValueVision from Fox Sports, where he served as Vice President of Network Ad Sales. With additional vendor programming sales as one of ValueVision's highest priorities, he will focus on a target audience of branded cataloguers, retailers, and manufacturers.

"We are delighted to extend our existing relationship with ValueVision through this strategic partnership and look forward to welcoming them as a branded member of the NBC family," said Mark Begor, CFO and President, NBC Business Development and Interactive Media. "This agreement clearly demonstrates our commitment to supporting ValueVision's continued growth and success, and we look forward to sharing in the development of future opportunities together."

"We are extremely excited about this announcement," said Gene McCaffery, Chairman and Chief Executive Officer of ValueVision. "The new NBC-branded name will not only bring immediate brand recognition for all of our television consumers and potential vendor air-time partners, but also increase our visibility and value in the financial community. Ultimately, the rebranding is intended to leverage the strength of the NBC brand, positioning our company as a growing force in the home shopping industry and at the forefront of TV-Internet convergence."

ABOUT VALUEVISION INTERNATIONAL
ValueVision International, Inc. is a cable and satellite broadcasting company that owns and




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operates a leading national home shopping network, ValueVision TV. ValueVision also provides corporate Internet services for its strategic partners, such as webcasting, fulfillment, order processing, and customer service. ValueVision offers live programming 24 hours a day, 365 days a year. As of July 31, 2000, approximately 36 million homes are able to receive the Company's programming on either a full- or part-time basis. Additionally, the programming appears live on the Company's Web site via webcasting. ValueVision is approximately 44% owned by GE Equity and NBC. For more information, please see the Company's Web site (vvtv.com).

VALUEVISION INTERNATIONAL SAFE HARBOR
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking such as statements relating to increased revenue and subscriber distribution, the Company's future profitability, entrance into e-commerce, the success of the Company's Internet initiatives, the timing of relaunching the network, the success of the Ralph Lauren Media joint venture, and the continuing success in developing and executing against new strategic alliances (including the GE Equity, NBC, and Ralph Lauren Media alliances) and relationships (including the Yahoo! relationship). There are certain important factors, such as consumer spending and debt levels, interest rates, competitive pressure on sales and pricing, and the maintenance of distribution of the Company's programming that could cause results to differ materially from those forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including the possibility that revenues and cable distribution will not continually increase, that gross profit margins will decrease, that e-commerce and the Company's rebranding will not be successful, the successful performance of its equity investments, and other strategic alliances (including the GE Equity, NBC and Ralph Lauren Media alliances) and relationships (including the Yahoo! relationship) may not result in increased revenues, earnings, or subscribers. For more information on the potential factors that could affect the Company's financial results, investors should refer to the Company's recent filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.